EXHIBIT 10.44

FLOWSERVE CORPORATION
ANNUAL INCENTIVE PLAN
As Amended and Restated Effective February 14, 2017
ARTICLE 1
ESTABLISHMENT AND PURPOSE

SECTION 1.1    Establishment of the Plan. Flowserve Corporation, a New York corporation, hereby establishes an annual incentive compensation plan known as the Flowserve Corporation Annual Incentive Plan, effective as of February 14, 2017 (the “Plan”). The Plan permits the Company to award annual incentive award payouts to Participants based on the achievement of pre-established performance goals. Such annual incentive awrds granted to Executive Officers shall be Annual Incentive Awards granted under Section 6.7 of the Flowserve Corporation Equity and Incentive Compensation Plan. The Plan shall continue to be effective until terminated by the Board, pursuant to Article 10.

SECTION 1.2    Purpose. The primary purposes of the Plan are to:
(a)motivate Participants towards achieving annual goals that are within corporate, divisional, group and/or local facility control and are considered key to the Company’s success;
(b)encourage teamwork among Participants in various segments of the Company; and
(c)reward performance with pay that varies in relation to the extent to which the pre-established goals are achieved.

ARTICLE 2
DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below:
SECTION 2.1    Award Opportunity means the various levels of incentive award payouts that a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1 and Section 5.2 herein.

SECTION 2.2    Board means the Board of Directors of the Company.

SECTION 2.3    Cause means any of the following events:
(a)     the continued failure by the Participant to substantially perform his or her duties with the Company or any of its Subsidiaries,
(b)    conviction of a felony or the Participant’s plea of guilty or nolo contendre to a felony,
(c)     the willful engaging by the Participant in gross misconduct which is injurious to the Company,
(d)    the Participant’s violation of the Company’s or any of its Subsidiaries’ policies and procedures and/or the Flowserve Code of Business Conduct, or
(e)    any other action or reason arising from the conduct of a Participant determined to be cause in the absolute Discretion of the Committee.

SECTION 2.4    Change in Control means the occurrence of any of the following:
(a)    On the date any “Person” (as defined below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company (the “Voting Stock”), other than any acquisition (i) directly from the Company; (ii) by the Company or any Subsidiary; (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iv) by any Person pursuant to a reorganization, merger or consolidation that does not constitute a Change in Control as described in Section 2.4(c) below; or (v) by any Person who is considered to own stock of the Company constituting thirty percent (30%) or more of the Voting Stock immediately prior to such additional acquisition. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired ownership of stock of the Company possessing thirty percent (30%) or more of the Voting Stock as a result of the acquisition of the Voting Stock by the Company, which, by reducing the aggregate number of outstanding shares of Voting Stock, increases the proportional number of shares owned by the Subject Person; provided, however, that if following such acquisition of shares of Voting Stock by the Company, the Subject Person acquires additional Voting Stock which increases the percentage ownership of the Subject Person to an amount that would constitute thirty percent (30%) of the then outstanding Voting Stock (excluding any shares of Voting Stock previously acquired by the Company), then a Change in Control shall then be deemed to have occurred;
(b)    On the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation;
(c)    On the date of consummation of a reorganization, merger, consolidation or similar form of corporate transaction, in each case, involving the Company or, if Company shares are issued in such transaction, any of its Subsidiaries unless, following such reorganization, merger, consolidation or similar form of corporate transaction (i) more than fifty percent (50%) of the then outstanding Voting Stock or voting common equity securities of the ultimate parent of the corporation or other entity resulting from such reorganization, merger or consolidation (the “Combined Company”) is owned, directly or indirectly, by all or substantially all of the individuals and entities who were the owners of the Voting Stock immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation and (ii) elected members of the Board as of the date of such reorganization, merger or consolidation constitute at least fifty percent (50%) of the board of directors of the Combined Company; or
(d)    On the date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, unless such assets have been acquired by a Person with respect to which, following such acquisition, (i) more than fifty percent (50%) of, respectively, the then outstanding shares of stock of such Person and the combined voting power of the then outstanding voting stock of such Person (or any parent thereof) entitled to vote generally in the election of directors is then owned, directly or indirectly, by all or substantially all of the individuals and entities who were the owners, respectively, of outstanding stock of the Company and the Voting Stock immediate prior to such acquisition, in substantially the same proportions as their ownership immediately prior to such acquisition; (ii) no Person (excluding (i) the Company, (ii) any employee benefit plan (or related trust) of the Company or (iii) a Subsidiary or any Person owning immediately prior to such acquisition, directly or indirectly, twenty percent (20%) or more of all of the outstanding shares of stock of the Company or the Voting Stock) owns, directly or indirectly, twenty percent (20%) or more of all of the then outstanding stock of such Person or the combined voting power of the then outstanding voting stock of such Person (or any parent thereof) entitled to vote generally in the election of directors; and (iii) at least fifty percent (50%) of the members of the board of directors of such Person (or any parent thereof) were members of the Company’s Board at the time of the execution of the initial agreement or action of the Board providing for such acquisition of the Company’s assets. For purposes of this Section 2.4(d), gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, no Change in Control shall be deemed to occur when there is such a sale or transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s then outstanding stock; (ii) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the outstanding stock of the Company; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of the Company. For purposes of the foregoing, a Person’s status is determined immediately after the asset transfer.
(e)    Notwithstanding anything to the contrary in Section 2.4(a) through Section 2.4(d) above, to the extent necessary to comply with Section 409A of the Code, an event shall not constitute a Change in Control for purposes of the Plan, unless the requirements of Section 409A(a)(2)(A)(v) and the regulations issued thereunder have been satisfied. In addition, for purposes of Sections 2.4(a), 2.4(b), 2.4(c) and 2.4(d) above, “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by Section 409A of the Code and the regulations thereunder.
SECTION 2.5    Code means the U.S. Internal Revenue Code of 1986, as amended from time to time.

SECTION 2.6    Committee means the Organization and Compensation Committee established and appointed by the Board.

SECTION 2.7    Company means Flowserve Corporation, a New York corporation and its successors and assigns.

SECTION 2.8    Disability means a long-term disability as defined in and meeting the terms and conditions of the appropriate plan of the Company or any of its Subsidiaries that provides long-term disability benefits to the Company’s or any of its Subsidiaries’ eligible employees (or, as set forth in any successor plans), as applicable to the Participant, or, if no long-term disability plan is in place or is applicable to the Participant, a physical or mental condition resulting from bodily injury, disease, or mental disorder which prevents the Participant from performing his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee or its delegate, based upon medical reports or other evidence satisfactory to the Committee or its delegate.

SECTION 2.9    Discretion or Discretionary means the Committee’s sole and exclusive right to make determinations.
SECTION 2.10 Eligible Earnings means (i) base salary on a date selected by the Committee or its delegate between December lst and December 31st of a Performance Period; (ii) overtime pay for United States and Canadian-based Employees; and (iii) actual premium pay for United States and Canadian-based Employees. “Eligible Earnings” excludes all amounts not otherwise enumerated in this Section 2.10, including, without limitation:
(A)Annual Incentive Plan awards for prior years,
(B)Long-Term Incentive Plan awards,
(C)commissions,
(D)discretionary and non-discretionary bonuses,
(E)accrued vacation pay or paid leave,
(F)long-term disability pay,
(G)severance pay,
(H)expense reimbursements,
(I)car allowances,
(J)tax/financial planning reimbursements,
(K)club dues, and
(L)foreign service allowances.

SECTION 2.11    Employee means any person paid through the payroll department of the Company or its Subsidiaries (as opposed to the accounts payable department of the Company); provided, however, that the term “Employee” shall not include any Person who has entered into an independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with the Company or any of its Subsidiaries, nor the employees of any such Person, regardless of whether that Person (including his or her employees) is later found to be an employee of the Company or any of its Subsidiaries by any court of law or regulatory authority.

SECTION 2.12    Executive Officer means an officer of the Company or its Subsidiaries who is a “covered employee”, as defined in Section 162(m) of the Code, as determined in accordance with Section 6.7(e) of the Flowserve Corporation Equity and Incentive Compensation Plan.

SECTION 2.13    Final Award means the actual award earned during a Performance Period by a Participant, as determined by the Committee following the end of the Performance Period.

SECTION 2.14    Participant means an Employee chosen by the Committee to participate in the Plan as provided for in Article 4 herein.

SECTION 2.15    Performance Period means the twelve (12) month period beginning January 1st and ending December 31st over which performance is measured for purposes of determining Final Awards, or such other period determined by the Committee in its absolute Discretion.

SECTION 2.16    Plan means the Flowserve Corporation Annual Incentive Plan, as set forth herein.

SECTION 2.17    Special Termination means the termination of a Participant’s employment for any reason other than death, Disability, Cause or a reduction-in-force on or after the date the Participant attains both (i) age 55 and (ii) 10 years of service with the Company.
SECTION 2.18    Subsidiary means any entity in which the Company, directly or indirectly, holds a majority of the voting power or profits or capital interest of such entity.

SECTION 2.19    Target Incentive Award means the award to be paid to a Participant when the Company meets targeted performance results, as established by the Committee. This award is based on the Employee’s Eligible Earnings and his or her level of responsibility.

ARTICLE 3
ADMINISTRATION

SECTION 3.1    The Committee. The Plan shall be administered by the Committee or its delegate. Membership on the Committee shall be limited to those members of the Board who are “outside directors” under Section 162(m) of the Code and shall be composed entirely of independent directors as required by the New York Stock Exchange “NYSE” rules.

SECTION 3.2    Authority of the Committee. (a) Except as limited by law or by the certificate of incorporation or bylaws of the Company and subject to the provisions herein, the Committee or its delegate shall have full power to:
(i)select Employees who shall participate in the Plan;

(ii)determine the size and types of Award Opportunities and Final Awards;

(iii)determine the terms and conditions of Award Opportunities in a manner consistent with the Plan;

(iv)construe and interpret the Plan and any agreement or instrument entered into under the Plan;

(v)establish, amend, or waive rules and regulations for the Plan’s administration;

(vi)amend the terms and conditions of any outstanding Award Opportunity to the extent such terms and conditions are within the Discretion of the Committee as provided in the Plan; and

(vii)to the extent permitted by law, delegate the authority described herein.

(d)The Committee, or its delegate, shall also make all other determinations which may be necessary or advisable for the administration of the Plan.

SECTION 3.3    Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

SECTION 3.4    Indemnification. (a) Each person who is or shall have been a member of the Committee or its delegate shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.
(b)    The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE
ELIGIBILITY AND PARTICIPATION
SECTION 4.1    Eligibility. Only Employees shall be eligible to participate in the Plan. Independent contractors and employees of third parties who are performing work on behalf of the Company, whether part-time, full-time, or temporary, shall not be eligible to participate in the Plan. Employees who participate in a sales incentive plan are ineligible to participate in the Plan.

SECTION 4.2    Participation. (a) Participation in the Plan is Discretionary and shall be determined on an annual basis by the Committee. Participants shall be notified of their participation in the Plan in writing and shall be apprised of the terms of the Plan as soon as practical following the Committee’s Discretionary determination.

(a)Participation in the Plan and the receipt of an award under the Plan requires that a Participant be in an employment relationship with the Company or a Subsidiary on December 31st of the respective year to which the award or benefit relates.

SECTION 4.3    Partial Performance Period Participation. An Employee who becomes eligible to participate in the Plan after the beginning of a Performance Period may participate on a pro rata basis in the Plan for that Performance Period. The Committee, in its Discretion, retains the right to increase or decrease the number of days the Employee participates in the Plan for the initial Performance Period of eligibility.

SECTION 4.4    No Right to Participate. No Employee shall at any time have a right to participate in the Plan for any Performance Period, despite having previously participated in the Plan. All awards and other benefits granted under the Plan are of a voluntary nature. The grant of an award or the benefit of participating in the Plan shall not create a claim for future awards, benefits or participation in the Plan even if awards or benefits have been granted to a Participant repeatedly over previous Plan years.

ARTICLE 5
AWARD DETERMINATION

SECTION 5.1    Performance Measures and Performance Goals. (a) Prior to the beginning of each Performance Period, or as soon as practicable thereafter (and no later than 90 days after the commencement of the Performance Period, or if the Performance Period is less than twelve (12) months, no later than before 25% of the Performance Period has been completed), the Committee shall select performance measures and shall establish performance goals for that Performance Period. These performance measures shall include one or more business criteria which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the following; provided that, in respect of any Award Opportunity for an Executive Officer who is a Participant, such business criteria are set forth in Section 6.7(b)(ii) of the Flowserve Corporation Equity and Incentive Compensation Plan:
(i)Income measures (including, but not limited to, gross profit, operating income, income before or after taxes, or earnings per share);
(ii)Return measures (including, but not limited to, return on assets, investment, equity, or sales);
(iii)Cash flow measures (including, but not limited to, operating cash flow and cash flow return on investments);
(iv)Sales;
(v)Economic value added;
(vi)Share price (including, but not limited to, growth measures and total shareholder return);
(vii)Inventory turnover;
(viii)On-time delivery measures;
(ix)Individual performance criteria; and
(x)Bookings.
(b)The performance goals may be based on any combination of objective corporate, divisional, group and/or local facility and/or individual performance measures. The Committee may establish objective individual performance goals for each Participant and may provide that upon the achievement of such individual performance goals such Participant shall be entitled to an additional Award Opportunity of up to twenty-five percent (25%) of the Participant’s Final Award.
(c)The performance goals for each Performance Period shall be established by the Committee in writing within the time period set forth in Section 5.1(a), setting forth all of the following information for the Performance Period: (i) the method for computing the amount of compensation payable to each Participant if the performance goals are obtained (or exceeded) for the Performance Period in terms of an objective formula or standard; (ii) the specific performance goals that must be achieved with respect to the Performance Period; and (iii) the maximum amount of compensation that can be paid to any Employee with respect to the Award Opportunities for the Performance Period.

SECTION 5.2    Award Opportunities. Prior to the beginning of each Performance Period, or as soon as practicable thereafter (and no later than 90 days after the commencement of the Performance Period, or if the Performance Period is less than twelve (12) months, no later than before 25% of the Performance Period has been completed), the Committee shall establish, in writing, Award Opportunities (including a Participant’s Target Incentive Award) which correspond to various levels of achievement of the pre-established performance goals. In the event a Participant changes job levels during a Performance Period, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Performance Period. The extent to which any applicable performance goals have been achieved shall be conclusively determined in writing by the Committee prior to payment of any Award Opportunity.

SECTION 5.3    Adjustment of Performance Goals, Award Opportunities and Final Awards. (a) Once established, performance goals normally shall not be changed during the Performance Period (except as otherwise provided in this Section 5.3). However, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Committee may approve appropriate adjustments to the performance goals (either up or down) during the Performance Period as such goals apply to the Award Opportunities of specified Participants.
(d)Notwithstanding any other provision of this Plan, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company that affects the fair value of an Award Opportunity, the Committee shall adjust any or all of the following so that the fair value of the Award Opportunity immediately after the transaction or event is equal to the fair value of the Award Opportunity immediately prior to the transaction or event: (i) the performance measures or performance goals related to the then-current Performance Periods; or (ii) the amount payable pursuant to the Award Opportunities for the then-current Performance Periods, provided, that in each case, such adjustment will not cause adverse tax consequences to any Participant under Section 409A of the Code.
(e)At the end of each Performance Period the Committee or its delegate, will compute Final Awards. Except as provided by Section 5.3(d) below, the Committee or its delegate shall have the authority, in its absolute Discretion, to increase, or to reduce or eliminate the amount of the Final Award determination for each Participant based upon such Participant’s individual performance during the Performance Period or upon any other objective or subjective criteria it deems appropriate.
(f)Notwithstanding the foregoing, with respect to any Award Opportunity granted to an Executive Officer that is intended to satisfy the requirements of Section 162(m) of the Code, the Committee may not make any adjustments to any performance goals or the amount of any Final Award payable to an Executive Officer that would result in such Award Opportunity in failing to satisfy the requirements of Section 162(m) of the Code.

SECTION 5.4    Award Limit. The Committee will establish guidelines governing the maximum Final Awards that may be earned by Participants (either in the aggregate, by Employee class, or among individual Participants) in each Performance Period. The guidelines may be expressed as a percentage of Company-wide goals or financial measures, or such other measures as the Committee shall from time to time determine. Notwithstanding anything to the contrary contained herein, in no event may any Participant receive a payout pursuant to a Final Award for any Performance Period that exceeds $4,000,000.

SECTION 5.5    Threshold Levels of Performance. The Committee may establish minimum levels of performance goal achievement, below which no payouts of Final Awards shall be made to any Participant.

ARTICLE 6
PAYMENT OF FINAL AWARDS

SECTION 6.1    Form and Timing of Payment. Each Participant’s Final Award shall be paid in one lump sum, in the year following the end of Performance Period on or before the June 30th of such year, provided, however, that the payment of a Final Award may be reduced or otherwise offset to satisfy any outstanding debt or obligation owed by the Participant to the Company or a Subsidiary so long as such reduction or offset does not result in the Participant being subject to the additional tax imposed under Section 409A of the Code.

SECTION 6.2    Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
ARTICLE 7
TERMINATION OF EMPLOYMENT

SECTION 7.1    Termination of Employment Due to Death, Disability, or Special Termination. In the event a Participant’s employment is terminated within the Performance Period by reason of death, Disability, or a Special Termination, the Final Award determined in accordance with Section 5.3 herein shall be calculated to reflect participation prior to termination only. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the definition of Disability to have been satisfied. The Final Award paid under this Section 7.1 shall be paid in accordance with Section 6.1.

SECTION 7.2    Termination of Employment for Reasons Other than Death, Disability, Special Termination or in Connection with a Change in Control. In the event a Participant’s employment is terminated and therefore a Participant ceases to be an Employee, within the Performance Period, for any reason other than death, Disability, Special Termination or a Change in Control (of which the Committee shall be the sole judge), all of the Participant’s rights to a Final Award for the Performance Period then in progress shall be forfeited. However, except in the event of an involuntary termination of employment for Cause, the Committee, in its Discretion, may pay an award for the portion of the Performance Period that the Participant was employed by the Company, computed as determined by the Committee.

ARTICLE 8
RIGHTS OF PARTICIPANTS

SECTION 8.1    Employment. Nothing in the Plan shall be construed as giving any Participant the right to be retained in the employ of the Company or any right to any payment whatsoever, except to the extent of the benefits provided for by the Plan.

SECTION 8.2    Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge and bankruptcy.

ARTICLE 9
CHANGE IN CONTROL

In the event of a Change in Control, each Participant shall be entitled to a pro rata payment of his or her Target Incentive Award for the Performance Period during which such Change in Control occurs. The pro rata Target Incentive Award payment shall be calculated by dividing the number of months within the Performance Period prior to the effective date of the Change in Control by the annual twelve (12) month period. In order to prorate a Target Incentive Award pursuant to the preceding sentence, the month in which the Change in Control occurs will not be considered a month within the Performance Period prior to the effective date of the Change in Control unless the Change in Control occurred after the fifteenth (15th) day of such month. Such amount shall be paid to each Participant within forty-five (45) days after the effective date of the Change in Control and such payment will be made in lieu of any other payment to be made to a Participant for such Performance Period.
ARTICLE 10
AMENDMENTS

The Company reserves the right, at any time and by action of the Board or the Committee, to amend or terminate the Plan in whole or in part and from time to time; provided, however that any action that would otherwise be adverse to a Participant shall be made on a prospective basis only unless required by applicable law.
ARTICLE 11
MISCELLANEOUS

SECTION 11.1    Governing Law and Proper Venue. The Plan and all provisions hereunder, shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to principles of conflict of laws. The proper place of venue to enforce any terms or conditions of the Plan shall be Dallas County, Texas. Furthermore, any legal proceeding against the Company arising out of or in connection with the Plan shall be brought in the district courts of Dallas County, Texas, or the United States District Court for the Northern District of Texas, Dallas Division.

SECTION 11.2    Withholding Taxes. The Company, or the applicable Subsidiary, shall have the right to deduct from all payments under the Plan any federal, state, local, or other taxes required by applicable law to be withheld with respect to such payments.

SECTION 11.3    Compliance with Section 409A of the Code. The Plan is intended to comply with, or be exempt from, and shall be administered in a manner that is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Each Award Opportunity shall be awarded and/or issued or paid in a manner that will comply with, or be exempt from, Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Any provision of the Plan that would cause an Award Opportunity to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by applicable law).

SECTION 11.4    Non-Pensionable Status of Payments under the Plan. Unless otherwise expressly and specifically provided in a pension plan or local law, payments under the Plan shall not be taken into account for purposes of calculating an employee’s pension benefits under any applicable pension plans.

SECTION 11.5    Number. Except where otherwise indicated by the context, the plural shall include the singular and the singular shall include the plural.

SECTION 11.6    Severability. In the event that any provision of the Plan shall be declared or adjudicated illegal, invalid or unenforceable for any reason whatsoever, then the illegal, invalid or unenforceable provision shall be deemed excised herefrom and the remaining parts of the Plan shall continue and remain in full force and effect and the Plan shall be construed and enforced as if such illegal, invalid or unenforceable provision had not been included herein.

SECTION 11.7    Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company and its Subsidiaries.

SECTION 11.8    Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

The Company has caused the Plan to be executed this 14th day of February, 2017.

FLOWSERVE CORPORATION
by
/s/ Carey A. O'Connor
Name:Carey A. O’ Connor
Title:Senior Vice President, General Counsel and Corporate Secretary